Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 3Q Results

VALLEY COTTAGE, NY—November 2, 2017—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues were $3.39 million and $9.96 million for the 3 and 9 months ended September 30, 2017, respectively, an increase of 4.6% and 4.5% over the comparable periods last year. For the same periods, income (loss) from operations was ($4,800) and ($439,500), respectively, compared to $126,500 and ($82,000) for the comparable 2016 periods. Cash and cash equivalents at the end of the nine-month period increased $62,300 to $9.28 million versus the 2016 year-end balance of $9.22 million.

Jerry Flum, CEO said, “Our marketing efforts are continuing in addition to investment in product enhancements. We’re starting to see some tangible results from our new website, launched last year, as we’re seeing traction in new sales. Our balance sheet remains strong, allowing us to continue to follow the path of investing in our services with the long-term goal of enhancing shareholder value.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2017	2016	2017	2016

Operating revenues	$3,385,352	$3,237,687	$9,963,078	$9,530,462

Operating expenses:
Data and product costs	1,332,759	1,254,151	4,058,940	3,682,612
Selling, general and administrative expenses	2,013,962	1,808,184	6,200,518	5,781,867
Depreciation and amortization	43,410	48,894	143,132	148,026

Total operating expenses	3,390,131	3,111,229	10,402,590	9,612,505

Income (loss) from operations	(4,779)	126,458	(439,512)	(82,043)
Other income (expense), net	15,362	(589)	29,932	33,592

Income (loss) before income taxes	10,583	125,869	(409,580)	(48,451)
Benefit from (provision for) income taxes	(29,700)	(45,916)	62,483	17,424

Net income (loss)	$(19,117)	$79,953	$(347,097)	$(31,027)

Net income (loss) per share:
Basic	$0.00	$0.01	$(0.03)	$0.00
Diluted	$0.00	$0.01	$(0.03)	$0.00

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,284,650	$9,222,343
Accounts receivable, net of allowance	1,512,766	2,090,676
Other current assets	554,607	487,257

Total current assets	11,352,023	11,800,276

Property and equipment, net	385,434	430,324
Goodwill	1,954,460	1,954,460
Prepaid and other assets	33,599	23,763

Total assets	$13,725,516	$14,208,823

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,891,863	$8,088,958
Accounts payable	136,009	96,725
Accrued expenses	1,267,269	1,282,126

Total current liabilities	9,295,141	9,467,809

Deferred taxes on income, net	689,831	762,403
Other liabilities	15,709	12,574

Total liabilities	10,000,681	10,242,786

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,525,358	29,419,463
Accumulated deficit	(25,907,747)	(25,560,650)

Total stockholders’ equity	3,724,835	3,966,037

Total liabilities and stockholders’ equity	$13,725,516	$14,208,823

Overview

CreditRiskMonitor (http://www.creditriskmonitor.com) is a Web-based publisher of financial information, designed to save time and help busy corporate credit and procurement professionals manage risk. The service offers comprehensive commercial credit reports covering public companies worldwide. Over 35% of the Fortune 1000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the Company’s  proprietary FRISK® scores, which have been proven predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.